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                                                                      EXHIBIT 11

                                   COHR INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                  (UNAUDITED)
                 (IN THOUSANDS, EXCEPT INCOME (LOSS) PER SHARE)

                                                                 THREE MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------
                                                                  1997            1996
                                                              -------------      ------
                                                              (AS RESTATED,
                                                               SEE NOTE 3)
Net income (loss) attributable to common stock..............     ($ 355)         $  931
                                                                 ======          ======
Weighted average number of common shares outstanding........      6,419           4,562
Dilutive effect of stock options and warrants after
  application of treasury stock method......................                        173
                                                                 ------          ------
Number of shares used to compute income (loss) per share....      6,419           4,735
                                                                 ======          ======
Net income (loss) per share.................................     ($0.06)         $ 0.20
                                                                 ======          ======
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